Exhibit 21
Ally Financial Inc.

Ally Financial Inc. Subsidiaries as of December 31, 2011

Name of subsidiary	State or sovereign power of incorporation
Ally Financial Inc.	Delaware
Ally Auto Assets LLC	Delaware
Ally Commercial Finance LLC	Delaware
Ally Insurance Holdings Inc.	Delaware
Aba Seguros, S.A. de C.V.	Mexico
Ally International Insurance Company Ltd.	Bermuda
GMACI Cypress Holdings Limited	Cyprus
Motors Insurance Corporation	Michigan
Ally US LLC	Delaware
Ally Wholesale Enterprises LLC	Delaware
Banco GMAC S.A.	Brazil
Basic Credit Holding Company, L.L.C.	Delaware
Nuvell Credit Company LLC	Delaware
Capital Auto Receivables LLC	Delaware
Central Originating Lease, LLC	Delaware
Gamma Auto Receivables LLC	Delaware
GMAC Continental Corporation	Delaware
GMAC Holdings GMBH	Switzerland
GMAC Germany GmbH & Co. KG	Germany
GMAC Bank GmbH	Germany
GMAC Holdings U.K. Limited	England
GMAC UK plc	England
GMAC International Holdings B.V.	Netherlands
Ally Credit Canada Limited	Canada
GMAC International Finance B.V.	Netherlands
GMAC Latin America Holdings LLC	Delaware
GMAC Mortgage Group LLC	Delaware
Residential Capital, LLC	Delaware
GMAC Residential Holding Company, LLC	Delaware
GMAC Mortgage, LLC	Delaware
GMAC-RFC Holding Company, LLC	Delaware
Residential Funding Company, LLC	Delaware
IB Finance Holding Company, LLC	Delaware
Ally Bank	Utah
ResMor Capital Corporation	Canada
ResMor Trust Company	Canada